Exhibit 10(a)

STOCK UNIT AWARD AGREEMENT
(Performance-Based Award)

This Stock Unit Award Agreement (the “Agreement”) is made as of the _____ day of _____________, 2016 between Myers Industries, Inc., an Ohio corporation (the “Company”), and R. David Banyard, an employee (the “Employee”) of the Company or one or more of its Subsidiaries.

WHEREAS, the Company has heretofore adopted the 2008 Incentive Stock Plan of Myers Industries, Inc., as amended and restated (the “Plan”); and

WHEREAS, it is a requirement of the Plan that a Stock Unit Award Agreement be executed to evidence the Stock Units awarded to the Employee.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree as follows:

1.Grant of Stock Units.  The Company hereby grants to the Employee an Award of Stock Units (such number to be determined as set forth in Section 4(b) based on a target award of _________ Stock Units) on the terms and conditions set forth herein and in the Plan.  Each Stock Unit represents the right of the Employee to receive the payment of one Share on the date that payment is made.

2.Defined Terms.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)“Applicable Percentage” means, with respect to any calendar year, an amount, expressed as a percentage, determined pursuant to the following table by reference to the Return on Invested Capital for such calendar year:

Return on Invested Capital:	Applicable Percentage:

Less than 8.5%	0%
8.5%	50%
8.51% - 13.49%	100%, minus the amount, expressed as a percentage, determined by dividing (x) the number of percentage points (not to exceed 5 percentage points) by which the ROIC is lower than 13.5% by (y) 5%
13.5%	100%
13.51% - 18.49%	100%, plus the amount, expressed as a percentage, determined by dividing (x) the number of percentage points (not to exceed 5 percentage points) by which the ROIC exceeds 13.5% by (y) 5%
18.5% or more	200%

(b)“Average Percentage” means the amount, expressed as a percentage, equal to the sum of the Applicable Percentages with respect to the 2016, 2017, and 2018 calendar years, divided by three (3).

(c)“Disability” means a physical or mental incapacity that prevents the Executive from performing his duties for a total of one hundred eighty (180) days in any twenty four (24) month period.

(d)“EBIT” means, with respect to any calendar year, the Company’s income from continuing operations before income taxes for such calendar year, increased by the net interest expense for such calendar year, in each case as set forth on the Company’s audited financial statements for such calendar year and with such adjustments as may be approved by the Compensation Committee of the Company’s Board of Directors, in its discretion.

(e)“Net Long-Term Debt” means, with respect to any calendar year, the excess of (i) the outstanding long‑term debt, including the current portion of the long‑term debt of the Company, less (ii) the Company’s cash balance, in each case as of December 31 of the applicable calendar year as set forth on the Company’s audited financial statements for such calendar year.

(f)“Return on Invested Capital” or “ROIC” means, with respect to any calendar year, the EBIT of the Company for such calendar year, divided by the average of the sum of the outstanding Net Long‑Term Debt and Shareholders’ Equity of the Company as of December 31 of such calendar year and as of December 31 of the immediately preceding calendar year, in each case as set forth on the Company’s audited financial statements for such calendar year or immediately preceding calendar year, which amount shall be expressed as a percentage.

3.Rights with Respect to Stock Units.  The Stock Units granted pursuant to this Agreement represent an unfunded and unsecured obligation of the Company, and the Employee shall have no rights with respect to the Stock Units other than those of a general creditor of the Company.  Prior to the issuance of Shares as payment with respect to the Stock Units, the Employee shall have no voting, dividend or other rights of ownership in or to the Shares underlying the Stock Units and shall not be deemed the beneficial owner of such Shares.

4.Restrictions on Number and Vesting of the Stock Units.

(a)Except as otherwise provided in this Agreement, none of the Stock Units may be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of; provided, however, the right to receive payment with respect to the Stock Units may be transferred upon the death of the Employee to the Employee’s Successor.

(b)The number of Stock Units subject to this Agreement shall be determined, and shall vest, as of December 31, 2018 based on the Average Percentage or, if earlier, upon an Acceleration Event (as defined in Section 5).  The number of Stock Units so determined shall equal the target award of ______ Stock Units multiplied by the Average Percentage (such number of Stock Units, the “Vested Stock Units”).  Any Stock Units or rights to Stock Units that do not become Vested Stock Units as of December 31, 2018 or, if earlier, upon an Acceleration Event, shall be immediately and automatically forfeited to the Company without notice and without consideration.

(c)In the event of the complete termination of the Employee’s employment by the Company for Cause (as defined in any written employment agreement or severance agreement between the Company and the Employee in effect at the time of such termination of employment) or by the Employee without Good Reason (as defined in any written employment agreement or severance agreement between the Company and the Employee in effect at the time of such termination of employment) prior to the earlier of December 31, 2018 or an Acceleration Event, the Employee’s right to any Stock Units subject to this Agreement shall be immediately and automatically forfeited to the Company without notice for no consideration.  For the avoidance of doubt, a termination by the Employee without Good Reason will not include a termination by reason of the Employee’s death, disability, retirement on or after the Employee’s sixty-fifth birthday or a termination by the Employee for Good Reason.

5.Payment and Issuance of Shares.  As soon as practical following the determination of the Applicable Percentage for the 2018 calendar year and the resulting Average Percentage, but no earlier than January 1, 2019 or later than March 15, 2019 (the “Payment Date”), the Company shall make a payment to the Employee of one Share for every Vested Stock Unit as payment with respect to each such Vested Stock Unit.  Notwithstanding the foregoing, if the Employee’s employment with the Company is terminated prior to December 31, 2018 by reason of the Employee’s death or disability (an “Acceleration Event”), then (i) for purposes of determining the number of Vested Stock Units as of such Acceleration Event, the Average Percentage shall be deemed to be 100%, (ii) the Company shall make a payment to the Employee of one Share for every Vested Stock Unit as soon as reasonably practicable following such Acceleration Event, but in no event later than thirty (30) days after the date of the Acceleration Event, and (iii) the Employee will not be entitled to any further payment pursuant to this Agreement.  For the avoidance of doubt, if the Employee’s employment with the Company is terminated by reason of retirement on or after the Employee’s sixty-fifth birthday, by the Company without Cause (as defined in any written employment agreement or severance agreement between the Company and the Employee in effect at the time of such termination of employment) or by the Employee for Good Reason (as defined in any written employment agreement or severance agreement between the Company and the Employee in effect at the time of such termination of employment), the determination of the number of Vested Stock Units, and any payment to be made to the Employee with respect to any Vested Stock Units, shall be made as soon as reasonably practicable following the determination of the Applicable Percentage for the 2018 calendar year and the resulting Average Percentage, but in no event earlier than January 1, 2019 or later than March 15, 2019.  If any dividends are declared on the Company’s Shares while the Stock Units subject to this Agreement are outstanding, the Company shall make a payment to the Employee on the Payment Date or the Acceleration Event, as the case may be, with respect to each Stock Unit that became a Vested Stock Unit on the Payment Date or the Acceleration Event, in an amount equal to the aggregate amount of dividends that would have been payable to the Employee with respect to each such Vested Stock Unit had such Vested Stock Unit instead been an issued and outstanding Share on the record date of any such dividends (the “Dividend Equivalent Amount”).  At the Company’s discretion, payment of the Dividend Equivalent Amount may be made in cash or in Shares having a Fair Market Value on the Payment Date or the Acceleration Event, as the case may be, equal to the Dividend Equivalent Amount.  At the Company’s election, the Company shall cause the Shares delivered as payment with respect to the Vested Stock Units to either be evidenced by a book entry account maintained by the Company’s stock transfer agent (the “Transfer Agent”) or by a certificate issued in the Employee’s name.  Upon the earlier of the date the Shares are evidenced in a book entry account maintained by the Transfer Agent or the date a certificate for the Shares are issued in the Employee’s name, the Employee shall be a shareholder with respect to the Shares and shall have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and to receive any dividends and other distributions paid with respect to the Shares.  Notwithstanding anything to the contrary herein, following a Change of Control of the Company, the Company, at its election, may elect to make any payment required to be made to the Employee pursuant to this Section 5 in cash rather than Shares.

6.Taxes.  The Company shall have the right to satisfy any obligation of the Company to withhold taxes or other amounts with respect to the Stock Units by withholding Shares otherwise deliverable to the Employee with respect to the Vested Stock Units having a Fair Market Value equal to the statutory minimum amount of such tax or other withholdings.  Furthermore, the Company may elect to deduct from any cash payment made to the Employee pursuant to this Agreement the amount of any taxes or other amounts which the Company is or will be required to withhold with respect to such cash payment.

7.No Right to Employment.  Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any such Subsidiary to terminate his employment at any time for any reason whatsoever, with or without Cause.

8.Acknowledgement and Section 409A Compliance.

(a)Employee acknowledges that neither the Company nor any of the Company’s affiliates, officers, shareholders, employees, agents or representatives has provided or is providing the undersigned with tax advice regarding the Stock Units subject to this Agreement or any other matter, and the Company has urged the Employee to consult with his own tax advisor with respect to the income taxation consequences associated with the Stock Units subject to this Agreement.

(b)It is intended that this Award of Stock Units comply with Section 409A of the Code, and this Award and the terms of this Agreement shall be interpreted and administered in a manner consistent with such intent, although in no event shall the Company have any liability to the Employee if this Award or the terms of this Agreement are determined not to comply with Section 409A of the Code.  For purposes of this Agreement, termination of employment means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h).

(c)Whenever payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment may be made within thirty (30) days after the Payment Date), the actual date of payment within the specified period will be determined solely by the Company.

(d)If the Employee is a “specified employee” within the meaning of Section 409A of the Code at the time of his “separation from service” within the meaning of Section 409A of the Code, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment (after taking into account all exclusions applicable to such payment under Section 409A of the Code) is properly treated as deferred compensation subject to Section 409A of the Code, shall not be made until the first business day after (i) the expiration of six months from the date of the Employee’s separation from service, or (ii) if earlier, the date of the Employee’s death.

9.Incorporation of Provisions of the Plan.  All of the provisions of the Plan pursuant to which the Stock Units are granted are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this Agreement and the terms contained in the Plan, the Plan shall control.  To the extent any capitalized terms are not otherwise defined herein, they shall have the meanings set forth in the Plan.

10.Invalidity of Provisions.  The invalidity or unenforceability of any provision of this Agreement as a result of a violation of any state or federal law, or of the rules or regulations of any governmental regulatory body, shall not affect the validity or enforceability of the remainder of this Agreement.

11.Waiver and Modification.  The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

12.Interpretation.  All decisions or interpretations made by the Committee with regard to any question arising under the Plan or this Agreement as provided by Section 4 of the Plan, shall be binding and conclusive on the Company and the Employee.

13.Multiple Counterparts.  This Agreement may be signed in multiple counterparts, all of which together shall constitute an original agreement.  The execution by one party of any counterpart shall be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.

14.Governing Law.  This Agreement shall be governed by the laws of the State of Ohio.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Employee has hereunto set his hand, all as of the day and year first above written.

MYERS INDUSTRIES, INC.

By:

Its:

R. David Banyard, Employee